EXHIBIT 99.1

Stillwater Mining Company Reports Third Quarter 2015 Results

LITTLETON, Colo., Oct. 30, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the quarter ended September 30, 2015.

Third Quarter 2015 Highlights:

  All-in Sustaining Costs (AISC)* of $677 per mined ounce of palladium and platinum, down 19% from $837 per mined ounce for the third quarter of 2014
  Mined palladium and platinum production of 128,100 ounces, a 4% increase over 123,000 ounces mined during the third quarter of 2014
  Processed 161,000 ounces of recycled palladium, platinum and rhodium, an increase of 36.8% over 117,700 ounces recycled during the third quarter of 2014
  Consolidated net loss attributable to common stockholders of $11.9 million or $0.10 per diluted share, reflecting the decrease in average sales price per mined ounce (palladium and platinum) to $693, a 30% decrease from $983 realized for the third quarter of 2014 and a $4.0 million (before-tax) net loss on the repurchase of the 1.75% and 1.875% convertible debentures
  Repurchased $63.3 million of outstanding 1.75% and 1.875% convertible debentures for a total cash consideration of $61.0 million
  Cash and cash equivalents plus highly liquid investments of $460.3 million at quarter end

For the third quarter of 2015, the Company reported a consolidated net loss attributable to common stockholders of $11.9 million, or $0.10 per diluted share, compared to consolidated net income attributable to common stockholders of $18.1 million, or $0.14 per diluted share for the third quarter of 2014. The decrease was primarily due to significantly lower realized metal prices and lower sales volumes partially offset by lower costs. In addition, the Company recognized a non-cash net loss of $4.0 million (before-tax) related to the repurchase of a portion of its convertible debentures and reorganization costs of $1.7 million (before-tax) during the third quarter of 2015.

Commenting on the 2015 third quarter results, Mick McMullen, the Company's President and Chief Executive Officer stated, "The results for the quarter clearly demonstrate progress we have made in many areas of the business. Total mined production was on target, the recycling business continues to grow, we eliminated a meaningful portion of our outstanding convertible debt while maintaining an enviable cash balance and, most importantly, we reduced AISC to $677 per mined ounce for the quarter. Unfortunately, as we delivered on our initiatives, metal prices moved significantly lower. Our realized basket price of $693 per mined ounce for the third quarter was down from the $842 per ounce we received in the last quarter and was the lowest quarter in the last five years. We did see an inventory build of mined ounces, which meant that sales were 10,800 ounces lower than production for the quarter. We expect to see this metal sold in the fourth quarter of 2015.

"To weather these storms in the PGM markets we continue to focus on costs and make improvements to gain additional efficiencies throughout the operations. During the third quarter of 2015 we executed the previously announced reorganization strategy which involved a staff reduction and modifying our mine plan to focus on the most profitable areas within the Stillwater Mine while maximizing production from the East Boulder Mine. Through our planned workforce reduction and natural attrition, the employee count decreased by 159 during the third quarter of 2015 to a total of 1,442 employees at the end of the period. We are already experiencing improved efficiencies as a result of these changes.

"Following the roll-out of the strategic direction for the Company at the beginning of last year, we introduced a goal to achieve AISC in the low $700 per mined ounce range. I am pleased to report, based on recent performance, we are achieving that goal. The current platinum group metals (PGM) market demonstrates we must strengthen the business to ensure long-term sustainability. As part of that effort, today we are instituting a new target of AISC in the mid $600 per mined ounce range over the medium term. As we continue to decrease costs in conjunction with gains in operational efficiencies, Stillwater will be best positioned for all stakeholders in any market environment," concluded Mr. McMullen.

2015 Full-Year Guidance:

Guidance for the full-year 2015 remains unchanged from the guidance released on July 31, 2015, which is detailed below:

2015 Guidance
Mined Production (palladium and platinum ounces)	500,000 - 515,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)*	$490 -- $530
All-In Sustaining Costs per Mined Ounce*(1)	$725 -- $775
General and Administrative (millions)	$30 -- $40
Exploration (millions)(2)	$3 -- $5
Sustaining Capital Expenditures (millions)	$71 -- $76
Project Capital Expenditures (millions)(3)	$42 -- $47
Total Capital Expenditures (millions)(3)	$113 -- $123

(1) All-in sustaining costs per mined ounce guidance for 2015 assumes the exclusion of approximately $20 per ounce recycling credit and approximately $11 per ounce for foreign activities.
(2) Exploration includes expenses for Marathon, Altar and Montana operations.
(3) Excludes project capitalized interest and capitalized depreciation.

Mine Production Comparison:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Produced ounces)	2015	2014	2015	2014
Palladium	59,300	59,400	183,000	193,000
Platinum	17,700	17,500	54,500	57,600
Stillwater Mine Total	77,000	76,900	237,500	250,600

Palladium	39,700	35,800	117,500	100,700
Platinum	11,400	10,300	33,400	28,800
East Boulder Mine Total	51,100	46,100	150,900	129,500

Palladium	99,000	95,200	300,500	293,700
Platinum	29,100	27,800	87,900	86,400
Total	128,100	123,000	388,400	380,100

Revenues from the Company's Mine Production segment (including proceeds from the sale of by-products) totaled $86.4 million, in the third quarter of 2015, down from $137.1 million for the third quarter of 2014. The decrease in Mine Production revenues reflects both lower average realized prices and volumes sold during the third quarter of 2015. The 2015 combined average realized price for the sales of mined palladium and platinum decreased for the third quarter of 2015 to $693 per ounce, compared to $983 per ounce realized in the third quarter of 2014. The total quantity of mined palladium and platinum sold in the third quarter of 2015 was 117,300 ounces compared to 132,400 ounces sold in the third quarter of 2014.

Total costs of metals sold (excludes depletion, depreciation and amortization) decreased 25.0% to $147.9 million in the third quarter of 2015 from $197.3 million in the third quarter of 2014. Mine Production costs included in total costs of metals sold decreased to $69.0 million in the 2015 third quarter from $85.2 million in the 2014 third quarter.

Recycling Activity Comparison:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Average tons of catalyst fed per day	22.7	18.7	21.9	18.7
Tons processed	2,087	1,717	5,987	5,100
Tons tolled	794	309	2,420	804
Tons purchased	1,293	1,408	3,567	4,296
PGM ounces fed	161,000	117,700	421,300	353,500
PGM ounces sold	88,800	101,400	231,500	296,400
PGM tolled ounces returned	73,700	22,900	150,300	53,900

Recycling material processed during the third quarter of 2015 contained 161,000 ounces of palladium, platinum and rhodium, an increase of 36.8% from the total of 117,700 ounces processed during the third quarter of 2014. The proportion of ounces processed on a toll basis has increased compared to purchased ounces as a result of a shift in customer mix that began during the first quarter of 2015.

PGM Recycling revenues totaled $82.0 million for the 2015 third quarter, a decrease from $109.5 million in the same period of 2014. This decrease was driven by the shift from purchased to tolled ounces processed. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium was $881 per ounce in the third quarter of 2015 compared to $1,068 per ounce in the third quarter of 2014. Recycling sales volumes for the third quarter of 2015 decreased to 88,800 ounces from 101,400 ounces sold in the third quarter of 2014. In conjunction, tolled ounces returned increased to 73,700 ounces for the third quarter of 2015 from 22,900 ounces in the third quarter of 2014.

PGM Recycling costs of metals sold totaled $78.9 million in the third quarter of 2015, down from the $106.8 million reported in the third quarter of 2014. This decrease was primarily due to the shift from purchased to tolling ounces processed during the quarter, as overall contained ounces volume increased. Net income, before income taxes, from the recycling segment totaled $3.3 million for the third quarter of 2015 compared to $3.1 million for the same quarter of 2014. Earnings in the recycling segment typically lag corresponding volume processed by approximately two to three months.

General and administrative costs were $8.9 million in the third quarter of 2015, a decrease from $10.1 million incurred during the same period of 2014.

All-In Sustaining Costs Per Mined Ounce:

All-in Sustaining Costs per Mined Ounce (AISC)* totaled $677 for the third quarter of 2015, a decrease from $837 recorded for the same period of 2014.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
All-In Sustaining Costs Per Mined Ounce Combined Montana Mining Operations	2015	2014	2015	2014
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$ 465	$ 554	$ 511	$ 557
PGM Recycling Income Credit	25	25	19	24
Corporate General & Administrative Costs (Before DD&A)	66	74	67	65
Capital Outlay to Sustain Production at the Montana Operating Mines	121	184	145	159
All-In Sustaining Costs per Mined Ounce*	$ 677	$ 837	$ 742	$ 805

Cash Costs Per Mined Ounce:

Combined Total Cash Costs per Mined Ounce (net of by-product and recycling credits)* averaged $465 per ounce for the third quarter of 2015, compared to $554 per ounce for the third quarter of 2014. The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce, net of credits, for the combined Montana mining operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Cash Costs Per Mined Ounce Combined Montana Mining Operations	2015	2014	2015	2014
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$ 465	$ 554	$ 511	$ 557
By-Product Revenue Credit	39	56	48	59
PGM Recycling Income Credit	25	25	19	24
Total Cash Costs per Mined Ounce (Before Credits)*	$ 529	$ 635	$ 578	$ 640

Labor Matters:

The labor contract with employees represented by the USW International Union Local 11-0001 at the Stillwater Mine and Columbus processing facilities expired on June 12, 2015. On July 30, 2015, the Company notified the union that negotiations had reached an impasse and that it would implement its last, best and final offer. This is the same agreement previously recommended by the USW International Local 11-001 and rejected by the represented employees. The Company implemented the new agreement on September 1, 2015.

Cash Flow and Liquidity:

At September 30, 2015, the Company's cash and cash equivalents balance was $134.0 million, compared to $280.3 million at December 31, 2014. The Company's cash and cash equivalents plus highly liquid investments totaled $460.3 million at September 30, 2015, compared to $531.5 million at December 31, 2014. A significant driver of the decrease in cash was the Company's repurchase of a portion of its outstanding convertible debentures for $61.0 million during the third quarter of 2015. Net working capital decreased to $553.1 million at September 30, 2015, compared to $619.4 million at the end of 2014.

Net cash provided by operating activities (which includes changes in working capital) totaled $75.7 million for the nine months ended September 30, 2015, compared to $131.7 million of cash provided by operating activities for the same period in 2014. Cash capital expenditures were $83.4 million for the nine months ended September 30, 2015, compared to $87.0 million in the same period in 2014.

Outstanding total balance sheet debt reported at September 30, 2015, was approximately $255.9 million, a decrease from $296.2 million at December 31, 2014. The Company's reported debt balance at September 30, 2015, included approximately $254.2 million of 1.75% convertible debentures (net of unamortized discount of approximately $81.0 million), $0.5 million of 1.875% convertible debentures and approximately $1.2 million for a capital lease and financing for a small installment land purchase. The change in debt balance is a result of the Company's repurchase of a portion of its convertible debentures during the third quarter, partially offset by the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

* These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of Costs of Revenues to Non-GAAP Financial Measures below.

2015 Third Quarter Results Webcast and Conference Call:

Stillwater Mining Company will conduct a conference call to discuss third quarter 2015 results at 12:00 noon Eastern Daylight Time on Friday, October 30, 2015.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13616776. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "predicts," "should," "will," "may" or similar expressions. Such statements also include, but are not limited to, comments regarding sales of metal in the fourth quarter of 2015, continuing to focus on costs and making improvements to gain efficiencies; experiencing improved efficiencies from reorganization strategy involving workforce reduction and modifying the mine plan to focus on the most profitable areas within the Stillwater Mine while maximizing production from the East Boulder Mine; implementing a new AISC target over the medium term; decreasing costs in conjunction with gains in operational efficiencies to best position Stillwater for all stakeholders in any market environment; estimated 2015 production, cash costs per mined ounce, AISC, general and administrative costs, exploration expense, and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by management in light of experience and perception of historical trends, current conditions, expected future developments, and other factors that are deemed appropriate. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2015	2014	2015	2014
REVENUES
Mine Production	$ 86,359	$ 137,067	$ 331,065	$ 409,967
PGM Recycling	81,982	109,509	222,980	305,760
Other	100	5,490	300	5,725
Total revenues	168,441	252,066	554,345	721,452
COSTS AND EXPENSES
Costs of metals sold
Mine Production	69,004	85,240	229,676	252,730
PGM Recycling	78,928	106,801	216,074	297,773
Other	—	5,278	—	5,357
Total costs of metals sold (excludes depletion, depreciation and amortization)	147,932	197,319	445,750	555,860
Depletion, depreciation and amortization
Mine Production	15,132	16,923	48,943	49,373
PGM Recycling	230	258	738	761
Total depletion, depreciation and amortization	15,362	17,181	49,681	50,134
Total costs of revenues	163,294	214,500	495,431	605,994
(Gain) loss on disposal of property, plant and equipment	(219)	39	(216)	(262)
Loss on long-term investments	151	59	204	59
Impairment of non-producing mineral properties	—	—	46,772	—
Exploration	827	659	2,667	2,379
Reorganization	1,658	—	1,658	6,045
General and administrative	8,911	10,051	27,652	28,017
Total costs and expenses	174,622	225,308	574,168	642,232
OPERATING (LOSS) INCOME	(6,181)	26,758	(19,823)	79,220
OTHER INCOME (EXPENSE)
Other	17	785	918	849
Loss on extinguishment of debt, net	(4,010)	—	(4,010)	—
Interest income	766	931	2,192	2,750
Interest expense	(5,097)	(6,018)	(15,713)	(17,737)
Foreign currency transaction gain, net	12	998	149	5,359
(LOSS) INCOME BEFORE INCOME TAX BENEFIT (PROVISION)	(14,493)	23,454	(36,287)	70,441
Income tax benefit (provision)	2,464	(5,619)	8,127	(15,909)
NET (LOSS) INCOME	$ (12,029)	$ 17,835	$ (28,160)	$ 54,532
Net loss attributable to noncontrolling interest	(151)	(313)	(11,808)	(1,083)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (11,878)	$ 18,148	$ (16,352)	$ 55,615
Other comprehensive (loss) income, net of tax
Net unrealized (loss) / gain on investments available-for-sale	(34)	(183)	149	(42)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (11,912)	$ 17,965	$ (16,203)	$ 55,573
Comprehensive loss attributable to noncontrolling interest	(151)	(313)	(11,808)	(1,083)
TOTAL COMPREHENSIVE (LOSS) INCOME	$ (12,063)	$ 17,652	$ (28,011)	$ 54,490
Weighted average common shares outstanding
Basic	120,960	120,067	120,746	119,849
Diluted	120,960	156,391	120,746	156,045
Basic (loss) earnings per share attributable to common stockholders	$ (0.10)	$ 0.15	$ (0.14)	$ 0.46
Diluted (loss) earnings per share attributable to common stockholders	$ (0.10)	$ 0.14	$ (0.14)	$ 0.43

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$ 133,956	$ 280,286
Investments, at fair value	326,344	251,254
Inventories	126,963	130,307
Trade receivables	723	1,277
Deferred income taxes	16,642	21,055
Prepaid expenses	4,220	2,546
Other current assets	21,744	14,671
Total current assets	630,592	701,396
Mineral properties	112,480	159,252
Mine development, net	452,110	409,754
Property, plant and equipment, net	112,827	118,881
Deferred debt issuance costs	4,367	6,032
Other noncurrent assets	4,811	4,012
Total assets	$ 1,317,187	$ 1,399,327
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 25,850	$ 26,806
Accrued compensation and benefits	29,911	29,973
Property, production and franchise taxes payable	13,890	15,828
Current portion of long-term debt and capital lease obligations	1,185	2,144
Other current liabilities	6,625	7,288
Total current liabilities	77,461	82,039
Long-term debt and capital lease obligations	254,684	294,023
Deferred income taxes	48,907	68,896
Accrued workers compensation	6,092	6,060
Asset retirement obligation	10,805	9,401
Other noncurrent liabilities	9,307	7,200
Total liabilities	407,256	467,619
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; issued and outstanding 120,995,912 and 120,381,746 at September 30, 2015 and December 31, 2014, respectively	1,210	1,204
Paid-in capital	1,097,374	1,091,146
Accumulated deficit	(195,491)	(179,139)
Accumulated other comprehensive income	166	17
Total stockholders' equity	903,259	913,228
Noncontrolling interest	6,672	18,480
Total equity	909,931	931,708
Total liabilities and equity	$ 1,317,187	$ 1,399,327

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$ (28,160)	$ 54,532
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	49,681	50,134
Loss on long-term investments	204	59
Loss on extinguishment of debt, net	4,010	—
Impairment of non-producing mineral properties	46,772	—
Amortization/accretion of investment premium/discount	1,688	1,441
Gain on disposal of property, plant and equipment	(216)	(262)
Foreign currency transaction gain, net	(149)	(5,359)
Deferred income taxes	(12,192)	(3,229)
Accretion of asset retirement obligation	589	554
Amortization of deferred debt issuance costs	1,665	1,929
Accretion of convertible debenture debt discount	12,985	12,746
Share based compensation and other benefits	9,489	10,238
Non-cash capitalized interest	(2,809)	(2,381)
Changes in operating assets and liabilities:
Inventories	2,280	2,657
Trade receivables	554	7,744
Prepaid expenses	(1,674)	(564)
Accounts payable	413	(7,088)
Accrued compensation and benefits	(62)	(986)
Property, production and franchise taxes payable	170	3,102
Income taxes payable	—	788
Accrued workers compensation	32	136
Other operating assets	(7,607)	559
Other operating liabilities	(1,982)	4,943
NET CASH PROVIDED BY OPERATING ACTIVITIES	75,681	131,693
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(83,386)	(87,038)
Proceeds from disposal of property, plant and equipment	387	323
Purchases of investments	(230,392)	(174,941)
Proceeds from maturities of investments	153,902	131,441
NET CASH USED IN INVESTING ACTIVITIES	(159,489)	(130,215)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(62,582)	(31,536)
Proceeds from issuance of common stock	60	988
NET CASH USED IN FINANCING ACTIVITIES	(62,522)	(30,548)
CASH AND CASH EQUIVALENTS
Net decrease	(146,330)	(29,070)
Balance at beginning of period	280,286	286,687
BALANCE AT END OF PERIOD	$ 133,956	$ 257,617

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except where noted)	2015	2014	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	99	95	300	294
Platinum	29	28	88	86
Total	128	123	388	380
Tons milled	300	281	907	845
Mill head grade (ounce per ton)	0.45	0.47	0.45	0.48
Sub-grade tons milled (1)	33	27	88	61
Sub-grade tons mill head grade (ounce per ton)	0.14	0.14	0.15	0.16
Total tons milled(1)	333	308	995	906
Combined mill head grade (ounce per ton)	0.42	0.44	0.43	0.46
Total mill recovery (%)	92	92	92	92
Total mine concentrate shipped (tons) (3)	7,716	6,997	23,738	21,201
Platinum grade in concentrate (ounce per ton) (3)	3.93	4.11	3.89	4.44
Palladium grade in concentrate (ounce per ton) (3)	13.18	13.95	13.05	14.59
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 465	$ 554	$ 511	$ 557
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 179	$ 221	$ 199	$ 234
Stillwater Mine:
Ounces produced
Palladium	60	59	183	193
Platinum	17	18	54	58
Total	77	77	237	251
Tons milled	160	161	500	506
Mill head grade (ounce per ton)	0.50	0.51	0.49	0.53
Sub-grade tons milled (1)	22	15	57	28
Sub-grade tons mill head grade (ounce per ton)	0.16	0.18	0.18	0.22
Total tons milled (1)	182	176	557	534
Combined mill head grade (ounce per ton)	0.46	0.48	0.46	0.51
Total mill recovery (%)	92	92	93	93
Total mine concentrate shipped (tons) (3)	3,858	3,694	12,563	11,838
Platinum grade in concentrate (ounce per ton) (3)	4.91	5.00	4.68	5.40
Palladium grade in concentrate (ounce per ton) (3)	16.00	16.66	15.23	17.33
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 441	$ 570	$ 507	$ 550
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 187	$ 249	$ 216	$ 258

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except where noted)	2015	2014	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	39	36	117	101
Platinum	12	10	34	28
Total	51	46	151	129
Tons milled	140	120	407	339
Mill head grade (ounce per ton)	0.40	0.42	0.40	0.42
Sub-grade tons milled (1)	11	12	31	33
Sub-grade tons mill head grade (ounce per ton)	0.10	0.10	0.10	0.10
Total tons milled (1)	151	132	438	372
Combined mill head grade (ounce per ton)	0.38	0.39	0.38	0.39
Total mill recovery (%)	91	91	91	90
Total mine concentrate shipped (tons) (3)	3,858	3,303	11,175	9,363
Platinum grade in concentrate (ounce per ton) (3)	2.96	3.13	3.01	3.24
Palladium grade in concentrate (ounce per ton) (3)	10.36	10.93	10.59	11.12
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$ 500	$ 527	$ 517	$ 572
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$ 169	$ 184	$ 178	$ 199

(1) Sub-grade tons milled includes reef waste material only. Reef waste material is PGM-bearing mined material below the cutoff grade for proven and probable reserves but with sufficient economic value to justify processing it through the concentrator along with the mined ore. Total tons milled includes ore tons and sub-grade tons only. See "Proven and Probable Ore Reserves – Discussion" in the Company's 2014 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total cash costs per ounce, net of credits is a non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. This measure of cost is not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Costs of Revenues to Non-GAAP Financial Measures" and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except for average prices)	2015	2014	2015	2014
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	92	103	302	315
Platinum (oz.)	25	29	85	93
Total	117	132	387	408
PGM Recycling: (1)
Palladium (oz.)	53	58	137	171
Platinum (oz.)	30	36	78	103
Rhodium (oz.)	6	7	17	22
Total	89	101	232	296
Other: (5)
Palladium (oz.)	—	6	—	6
By-products from Mine Production: (2)
Rhodium (oz.)	1	1	3	3
Gold (oz.)	3	3	8	8
Silver (oz.)	2	2	5	5
Copper (lb.)	221	173	744	655
Nickel (lb.)	342	289	1,131	1,066
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$ 611	$ 859	$ 723	$ 809
Platinum ($/oz.)	$ 987	$ 1,421	$ 1,107	$ 1,435
Combined ($/oz.)(4)	$ 693	$ 983	$ 807	$ 951
PGM Recycling: (1)
Palladium ($/oz.)	$ 737	$ 821	$ 771	$ 768
Platinum ($/oz.)	$ 1,111	$ 1,453	$ 1,181	$ 1,431
Rhodium ($/oz.)	$ 1,027	$ 1,078	$ 1,130	$ 1,019
Combined ($/oz.)(4)	$ 881	$ 1,068	$ 935	$ 1,018
Other: (5)
Palladium ($/oz.)	$ —	$ 882	$ —	$ 882
By-products from Mine Production: (2)
Rhodium ($/oz.)	$ 808	$ 1,320	$ 1,020	$ 1,167
Gold ($/oz.)	$ 1,136	$ 1,266	$ 1,181	$ 1,284
Silver ($/oz.)	$ 15	$ 19	$ 16	$ 20
Copper ($/lb.)	$ 2.20	$ 2.96	$ 2.42	$ 2.95
Nickel ($/lb.)	$ 2.92	$ 6.79	$ 4.20	$ 6.83
Average market price per ounce (3)
Palladium ($/oz.)	$ 617	$ 863	$ 719	$ 808
Platinum ($/oz.)	$ 987	$ 1,435	$ 1,100	$ 1,437
Combined ($/oz.)(4)	$ 698	$ 989	$ 802	$ 951

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of spent catalyst from catalytic converters and other industrial sources.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London market for the actual months of the period.
(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.
(5) Ounces sold and average realized price per ounce from Other relate to ounces acquired periodically in the open market and simultaneously resold to third parties.

Reconciliation of Costs of Revenues to Non-GAAP Financial Measures

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company's Consolidated Statements of Comprehensive (Loss) Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income. For the Stillwater Mine, the East Boulder Mine, and PGM Recycling and Other, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in the aggregate, to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income.

Total Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of revenues adjusted to exclude costs of metals sold from PGM Recycling and Other, depletion and depreciation and amortization for Mine Production and PGM Recycling and Other, asset retirement costs, and timing differences resulting from changes in product inventories to arrive at Total Cash Costs before by-product and recycling credits. From this calculation, the Company deducts by-product and recycling income credits to arrive at Total Cash Costs, net of by-product and recycling credits. Total Cash Costs is a measure of extraction efficiency. The Company uses this measure as a comparative indication of the cash costs related to production and processing in its mining operations in any period.

When divided by the total tons milled in the respective period, Total Cash Costs per Ton Milled (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

With respect to 2015 guidance regarding Total Cash Costs per Mined ounce (net of by-product and recycling credits) and All-in Sustaining Costs per Mined Ounce, the Company cannot provide a quantitative reconciliation to the most directly comparable GAAP measure without unreasonable effort. However, the Company would expect to calculate these non-GAAP measures in the same manner they were calculated in the reconciliations included this press release.

Stillwater Mining Company
Reconciliation of Costs of Revenues to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
Consolidated:
Reconciliation from costs of revenues:
Total costs of revenues	$ 163,294	$ 214,500	$ 495,431	$ 605,994
Costs of metals sold
PGM Recycling	(78,928)	(106,801)	(216,074)	(297,773)
Depletion, depreciation and amortization
Mine Production	(15,132)	(16,923)	(48,943)	(49,373)
PGM Recycling	(230)	(258)	(738)	(761)
Depletion, depreciation and amortization (in inventory)	(813)	1,508	1,063	1,848
Change in product inventories	(241)	(13,686)	(5,735)	(16,090)
Asset retirement costs	(202)	(184)	(589)	(554)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$ 67,748	$ 78,156	$ 224,415	$ 243,291
By-product credit	(5,004)	(6,929)	(18,663)	(22,238)
Recycling income credit	(3,261)	(3,114)	(7,424)	(9,207)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$ 59,483	$ 68,113	$ 198,328	$ 211,846

Divided by platinum/palladium ounces produced	128	123	388	380

Total cash costs, before by-product and recycling credits, per ounce Pt/Pd produced (Non-GAAP)	$ 529	$ 635	$ 578	$ 640
By-product credit per mined ounce produced	(39)	(56)	(48)	(59)
Recycling income credit per mined ounce produced	(25)	(25)	(19)	(24)
Total cash costs, net of by-product and recycling credits, per mined ounce produced (Non-GAAP)	$ 465	$ 554	$ 511	$ 557

Divided by ore tons milled	333	308	995	906

Total cash costs, before by-product and recycling credits, per ore ton milled (Non-GAAP)	$ 204	$ 253	$ 225	$ 269
By-product credit per ore ton milled	(15)	(22)	(19)	(25)
Recycling income credit per ore ton milled	(10)	(10)	(7)	(10)
Total cash costs, net of by-product and recycling credits, per ore ton milled (Non-GAAP)	$ 179	$ 221	$ 199	$ 234

Stillwater Mining Company
Reconciliation of Costs of Revenues to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
Stillwater Mine:
Reconciliation from costs of revenues:
Total costs of revenues	$ 50,926	$ 67,367	$ 174,656	$ 202,449
Depletion, depreciation and amortization
Mine Production	(10,636)	(12,273)	(34,603)	(36,934)
Depletion, depreciation and amortization (in inventory)	(443)	1,386	770	2,207
Change in product inventories	(1,133)	(6,753)	(5,274)	(10,482)
Asset retirement costs	(194)	(175)	(564)	(520)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$ 38,520	$49,552	$ 134,985	$ 156,720
By-product credit	(2,599)	(3,812)	(10,131)	(12,854)
Recycling income credit	(1,939)	(1,944)	(4,479)	(6,067)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$ 33,982	$ 43,796	$ 120,375	$ 137,799

Divided by platinum/palladium ounces produced	77	77	237	251

Total cash costs, before by-product and recycling credits, per ounce Pt/Pd produced (Non-GAAP)	$ 500	$ 645	$ 569	$ 625
By-product credit per mined ounce produced	(34)	(50)	(43)	(51)
Recycling income credit per mined ounce produced	(25)	(25)	(19)	(24)
Total cash costs, net of by-product and recycling credits, per mined ounce produced (Non-GAAP)	$ 441	$ 570	$ 507	$ 550

Divided by ore tons milled	182	176	557	534

Total cash costs, before by-product and recycling credits, per ore ton milled (Non-GAAP)	$212	$ 282	$ 242	$ 293
By-product credit per ore ton milled	(14)	(22)	(18)	(24)
Recycling income credit per ore ton milled	(11)	(11)	(8)	(11)
Total cash costs, net of by-product and recycling credits, per ore ton milled (Non-GAAP)	$ 187	$ 249	$ 216	$ 258

Stillwater Mining Company
Reconciliation of Costs of Revenues to Non-GAAP Financial Measures (Continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
East Boulder Mine:
Reconciliation from costs of revenues:
Total costs of revenues	$ 33,210	$ 34,796	$ 103,963	$ 99,654
Depletion, depreciation and amortization
Mine Production	(4,496)	(4,650)	(14,340)	(12,439)
Depletion, depreciation and amortization (in inventory)	(370)	122	293	(359)
Change in product inventories	892	(1,655)	(461)	(251)
Asset retirement costs	(8)	(9)	(25)	(34)
Total cash costs, before by-product and recycling credits (Non-GAAP)	$29,228	$ 28,604	$ 89,430	$ 86,571
By-product credit	(2,405)	(3,117)	(8,532)	(9,384)
Recycling income credit	(1,322)	(1,170)	(2,945)	(3,140)
Total cash costs, net of by-product and recycling credits (Non-GAAP)	$ 25,501	$ 24,317	$ 77,953	$ 74,047

Divided by platinum/palladium ounces produced	51	46	151	129

Total cash costs, before by-product and recycling credits, per ounce Pt/Pd produced (Non-GAAP)	$ 573	$ 620	$ 594	$ 668
By-product credit per mined ounce produced	(47)	(68)	(57)	(72)
Recycling income credit per mined ounce produced	(26)	(25)	(20)	(24)
Total cash costs, net of by-product and recycling credits, per mined ounce produced (Non-GAAP)	$ 500	$ 527	$ 517	$572

Divided by ore tons milled	151	132	438	372

Total cash costs, before by-product and recycling credits, per ore ton milled (Non-GAAP)	$ 194	$ 217	$ 204	$ 232
By-product credit per ore ton milled	(16)	(24)	(19)	(25)
Recycling income credit per ore ton milled	(9)	(9)	(7)	(8)
Total cash costs, net of by-product and recycling credits, per ore ton milled (Non-GAAP)	$ 169	$ 184	$ 178	$ 199

PGM Recycling and Other: (1)
Cost of open market acquisitions	$ —	$ (5,278)	$ —	$ (5,357)
Cost of metals sold
PGM Recycling	(78,928)	(106,801)	(216,074)	(297,773)
Depletion, depreciation and amortization
PGM Recycling	(230)	(258)	(738)	(761)
Total costs of revenues	$ (79,158)	$ (112,337)	$ (216,812)	$ (293,177)

(1) PGM Recycling and Other include PGM recycling and metal acquired periodically in the open market and simultaneously resold to third parties.

Stillwater Mining Company
All-In Sustaining Costs (a Non-GAAP Financial Measure)
(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs, net of by-product and recycling credits (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead and marketing costs (excluding any depreciation, research and development, and reorganization costs included in corporate overhead costs) and that portion of total capital expenditures associated with sustaining the current level of mining operations (capital expenditures for Blitz, Graham Creek and certain other one-time projects are not included in the calculation).

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except $/oz.)	2015	2014	2015	2014
All-In Sustaining Costs
Total cash costs net of by-product and recycling credits (Non-GAAP)	$ 59,483	$ 68,113	$ 198,328	$ 211,846
Recycling income credit	3,261	3,114	7,424	9,207
	$ 62,744	$ 71,227	$ 205,752	$ 221,053

Consolidated Corporate General & Administrative costs *	$ 8,911	$ 10,051	$ 27,652	$ 28,017
Corporate depreciation and R&D included in Consolidated Corporate General & Administrative costs (1)	(125)	(109)	(377)	(364)
General & Administrative Costs - Foreign Subsidiaries	(375)	(811)	(1,244)	(3,122)
	$ 8,411	$ 9,131	$ 26,031	$ 24,531

Total capitalized costs	$ 27,142	$ 36,545	$ 88,319	$ 93,695
Capital associated with expansion	(11,610)	(13,978)	(31,953)	(33,246)
Total Capital incurred to sustain existing operations	$ 15,532	$ 22,567	$ 56,366	$ 60,449

All-In Sustaining Costs (Non-GAAP)	$ 86,687	$ 102,925	$ 288,149	$ 306,033

Mined ounces produced	128.0	123.0	388.3	380.1

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$ 677	$ 837	$ 742	$ 805

(1) Consolidated Corporate General & Administrative Costs includes Marketing and Research and Development (R&D) costs. The Marketing and R&D costs in prior years were separate line items on the Company's Consolidated Statements of Comprehensive (Loss) Income.

Prior year numbers have been restated to conform to current year presentation.

CONTACT: INVESTOR CONTACT:

         Mike Beckstead
         (720) 502-7671
         investor-relations@stillwatermining.com